EXHIBIT 99.1

National Dentex Corporation Announces Sales and Earnings for the
Second Quarter 2005

    WAYLAND, Mass.--(BUSINESS WIRE)--Aug. 4, 2005--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the second quarter ended June 30, 2005. Sales for the quarter totaled $36,215,000 compared with $28,831,000 a year earlier, an increase of 25.6%. Net income for the quarter was $2,587,000 or $.47 per share on a diluted basis, an increase of 27.9% versus $2,022,000 or $.37 per share on a diluted basis in 2004.
    For the six months ended June 30, 2005, sales were $68,161,000 compared to $56,759,000 for the same period in 2004. Net income was $4,366,000 or $.79 per diluted share compared to $3,603,000 or $.66 per share on a diluted basis in 2004.
    David Brown, President and CEO stated: "We are very pleased to present these results for our second quarter of 2005. Sales continued to grow as a result of the combination of steady moderate internal growth and our acquisitions made during the past year. We were encouraged to see our operating margins increase by 0.7% as a percentage of sales, with operating income increasing from $3,485,000, or 12.1% of sales for the second quarter of 2004, to $4,650,000, or 12.8% of sales in the current quarter.
    Mr. Brown added: "As we have noted in previous releases, we are extremely happy with the three laboratories we have acquired within the past year, D. H. Baker, Wornson - Polzin and Green Dental. These laboratories are significant not just because they brought us annualized sales of over $23 million, but also because their technical and managerial staffs have helped support and increase the direction of other laboratories in our growing network. We believe that this mutual sharing of expertise and best practices enhances our ability to identify and meet the needs of our customers, thereby better enabling us to create lasting relationships with our dentist partners."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 22,000 dentists through 45 dental laboratories located in 30 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions; National Dentex's ability to acquire new laboratories and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the Nasdaq National Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission.

                      National Dentex Corporation
                           Earnings Results
                              (Unaudited)
                 (In Thousands, except per share data)

                                     Quarter Ended    Six Months Ended
                                          June 30,        June 30,
                                 -------------------  ----------------
                                        2004    2005     2004    2005
                                 -------------------  ----------------
Net Sales                            $28,831 $36,215  $56,759 $68,161
Cost of Goods Sold                    16,829  20,237   33,160  38,255
                                     ---------------- ----------------
   Gross Profit                       12,002  15,978   23,599  29,906

Operating Expenses                     8,517  11,328   17,401  22,092
                                     ---------------- ----------------
   Operating Income                    3,485   4,650    6,198   7,814

Other Expense                            108     161      175     289
Interest (Income) Expense                  7     278       18     349
                                     ---------------- ----------------
   Income Before Tax                   3,370   4,211    6,005   7,176

Income Taxes                           1,348   1,624    2,402   2,810
                                     ---------------- ----------------
   Net Income                         $2,022  $2,587   $3,603  $4,366
                                     ================ ================


Weighted Average
   Shares Outstanding:
      - Basic                          5,180   5,322    5,166   5,297
      - Diluted                        5,467   5,558    5,423   5,557

Net Income per Share:
      - Basic                          $0.39   $0.49    $0.70   $0.82
      - Diluted                        $0.37   $0.47    $0.66   $0.79



                      National Dentex Corporation
                      Selected Balance Sheet Data
                              (Unaudited)
                            (In thousands)

                                        December 31,      June 30,
                                             2004            2005
                                       -------------------------------

Cash and Equivalents                            $2,216         $2,572
Accounts Receivable - net                       12,992         15,868

Current Assets                                  23,527         27,850
Current Liabilities                              9,777         14,198
                                       -------------------------------
     Working Capital                            13,750         13,652

Total Assets                                    81,831        114,448

Long Term Obligations                            5,171         28,257
Stockholders' Equity                           $66,883        $71,993


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422